UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 7, 2008

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2008, Ronald J. Naples, Chairman and Chief Executive Officer of Quaker Chemical Corporation (“Quaker”) announced that he plans to retire as Quaker’s Chief Executive Officer effective October 3, 2008. He will continue as Chairman of the Board for a limited time though no specific date has been set as to when he will retire from Quaker’s Board of Directors. Quaker and Mr. Naples plan to enter into an Employment, Transition and Consulting Agreement (“Naples Employment Agreement”) which will supersede his prior employment agreement dated March 11, 1999, as amended in part effective July 21, 2004.

The Naples Employment Agreement would modify the prior agreement by providing for certain retirement benefits and continued services as a consultant following retirement. Mr. Naples would continue to be paid at his current rate of salary of $682,500 through the end of 2008, and he would then receive an annual consulting fee of $250,000 in each of 2009 and 2010. For this fee, Mr. Naples would be committed to spend up to 20% of his pre-retirement service time on such matters as Quaker’s Board may direct. Mr. Naples would be treated as if employed through the end of 2008 for purposes of annual and long-term bonus and through 2010 for certain benefits. Accordingly, to the extent earned, he would receive his full annual cash bonus in 2008 and his full long-term cash bonus for the 2006-08 plan period. He would receive, to the extent earned, an amount equal to 67% of the long-term cash bonus for the 2007-09 plan period and 33% of the long-term cash bonus for the 2008-10 plan period. He would also receive a special bonus in 2008 of $642,326. Vesting would be accelerated as of Mr. Naples’ retirement date on all unvested equity awards, and his options will remain outstanding for up to three years thereafter. Certain benefits extend beyond 2010, such as medical and dental coverage for Mr. and Mrs. Naples and annual installments of $11,500 (in lieu of life insurance) to be provided during Mr. Naples’ lifetime. In addition, he will have access to an office and secretarial services through 2013. Finally, the Naples Employment Agreement will provide for certain amendments to Mr. Naples’ supplemental retirement plan, namely, the annual bonus used in calculating the retirement benefit would be modified to that earned in 3 of the last 10 calendar years prior to the year of termination (as opposed to 3 of the last 5 calendar years), the 2001 restricted stock grant of 100,000 shares would be taken into account as a bonus payment of $343,200 (20,000 shares times $17.16 per share) in five consecutive years beginning with 1997 and ending with 2001 (not when the income was recognized), and Mr. Naples would be granted the right to make an election to receive the net present value of the accumulated benefit in three cash installments of approximately $3.1 million each commencing six months following his retirement date with the remaining two installments to be paid on the first and second anniversaries of Mr. Naples’ retirement date.

Over the course of the next three years, Quaker anticipates taking a charge to earnings of approximately $5.8 million dollars of which $3.5 million would be incurred in 2008, $1.9 million in 2009, and $0.4 million in 2010. The charge in 2008 reflects incremental expense above what would have been expensed if Mr. Naples continued in Quaker’s employ through 2008.

The largest components of the charge relate to the accelerated payment of the supplemental retirement plan benefit and accelerated vesting of equity awards of approximately $3.1 million and $1.5 million, respectively. In addition, the special bonus of $0.642 million will be recognized in 2008 and the annual consulting payments of $0.250 million each in 2009 and 2010.

The anticipated modifications to Mr. Naples’ Supplemental Retirement Income Plan and Agreement (as described above) are estimated to increase the net present value of the accumulated benefit by approximately $0.7 million (from $8.0 million to $8.7 million). In addition, the lump sum payments that will be made to Mr. Naples result in an acceleration of the timing of other expenses which the Company would have otherwise recorded. The additional expense associated with the accelerated vesting of the equity awards is due to the higher stock price for Quaker’s common stock versus the price of the common stock on the date of grant of such awards.

As previously announced, Michael F. Barry has been appointed by the Board as Mr. Naples’ successor as Quaker’s Chief Executive Officer, effective October 4, 2008.

In addition, Quaker’s Board of Directors established the position of Lead Director and appointed Patricia C. Barron, a current director, to this position, effective May 7, 2008. Quaker’s Board intends to adjust Ms. Barron’s compensation at a later date.

Mr. Barry (age 50) has held various positions with Quaker over the past five years. He is currently Quaker’s Senior Vice President and Managing Director-North America, a position he has held since January 2006. Prior to that time, he was Senior Vice President and Global Industry Leader-Metalworking and Coatings from July 2005 and Vice President and Global Industry Leader-Metalworking and Coatings from January 2004 until July 2005, when he was named a Senior Vice President. Prior to these positions, he was Quaker’s Vice President and Chief Financial Officer from 1998 to August 2004.

In connection with Mr. Barry’s appointment, Quaker’s Board of Directors has agreed to modify Mr. Barry’s compensation, effective July 1, 2008. His base salary will be increased from its current rate of $305,000 to $450,000, his target annual bonus opportunity will be increased from 30% of base salary to 65% (to be effective in 2008), and his target long-term incentive opportunity will be increased from 55% of base salary to 115% (to be effective for plan periods beginning in 2009). In addition, severance arrangements were modified to provide for 18 months salary and bonus if terminated without cause prior to a change in control transaction and 24 months salary and bonus if a like termination occurs after a change of control. Additional years of service equal to the severance period and the severance to be paid will be credited toward his retirement benefit under the Quaker Chemical Corporation Supplemental Retirement Income Program. Finally, on July 1, Mr. Barry will be issued a one time, time-based restricted stock grant of 15,000 shares of Quaker common stock to vest in equal annual installments over the next five years. Agreements evidencing these arrangements have not been finalized.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is included as part of this report.

Exhibit No.
99.1	Press Release of Quaker Chemical Corporation dated May 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAKER CHEMICAL CORPORATION
Registrant

Date: May 13, 2008	By:	/s/ D. JEFFRY BENOLIEL
D. Jeffry Benoliel
Vice President, Secretary and General Counsel